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                                                                     Exhibit 4.7

                          REGISTRATION RIGHTS AGREEMENT

            THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") made and entered into as of this 28th day of April, l998, by and among Asset Alliance Corporation a Delaware corporation ("Parent"), and JMG Capital Management, Inc., a California corporation, Pacific Capital Management, Inc., a Delaware corporation, Jonathan M. Glaser, Roger Richter and Daniel A. David (each a "Shareholder" and together, the "Shareholders").

            WHEREAS, Parent and the Shareholders are parties to the Purchase Agreement, dated as of March 26, 1998, by and among Parent, the Shareholders and certain other parties as set forth therein (the "Purchase Agreement") pursuant to which the Shareholders will collectively receive, among other consideration, an aggregate of $29,854,477 in principal amount of convertible subordinated debentures (the "Debentures") of Parent in the form attached to the Purchase Agreement. As used in this Agreement, the term "Shares" refers to any shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") acquired upon conversion of the Debentures and, if applicable, any capital stock of the Company issued by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Parent Common Stock; and

            WHEREAS, the Shareholders have requested that, in connection with the Purchase Agreement, Parent provide a means of registering the Parent Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), and Parent is willing to provide such registration as provided herein;
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            NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto agree as follows:

            1. Piggyback Registrations.

                        (a) Right to Piggyback. Whenever Parent proposes to register any of its equity securities under the Securities Act and the registration form to be used may be used for the registration of Shares (a "Piggyback Registration"), Parent will give prompt written notice to all Shareholders of its intention to effect such a registration and will, subject to paragraphs (b), (c) and (d) below, include in such registration all Shares held by any Shareholder who holds, and is at such time authorized under the terms of the Purchase Agreement to transfer to persons other than members of its Immediate Family, in excess of 1% of the then outstanding Shares (each, an "Eligible Shareholder") with respect to which (i) such Shareholder is at such time authorized under the terms of the Purchase Agreement to make such a transfer and (ii) Parent has received written requests for inclusion therein within 15 days after the receipt by such Shareholder of Parent's notice.

                        (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of Parent (whether or not also on behalf of holders of Parent's securities), and the managing underwriters advise Parent in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, Parent will include in such registration (i) first, the securities Parent proposes to sell, (ii) second, the Shares properly requested to be included in such registration, pro rata among shareholders who are entitled to request


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      such inclusion, and (iii) third, other securities requested to be included in such registration.

                        (c) Priority on Secondary Registra-tions. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Parent's securities, and the managing underwriters advise Parent in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, Parent will include in such registration (i) first, the securities requested to be included therein by the holders demanding such registration and (ii) second, the Shares requested to be included in such registration, pro rata among shareholders who are entitled to request such inclusion and (iii) third, other securities requested to be included in such registration.

                        (d) Nothing in this Section 1 will prohibit Parent, in its sole discretion, from determining, at any time, not to file a registration statement or, if filed, to withdraw such registration statement or terminate the registration related thereto.

            2. Selection of Underwriters. If any offering pursuant to a Registration Statement is an underwritten offering, Parent will select a managing underwriter or underwriters to administer the offering.

            3. Registration Expenses. All expenses incident to Parent's performance of or compliance with its obligations under this Agreement (excluding underwriting discounts, selling commissions and brokerage fees, which will be paid by the participating Shareholders) will be paid by Parent, regardless of whether Shares are sold pursuant to any registration statement filed pursuant to Section 1 above (a "Registration Statement").


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            4. Indemnification; Contribution.

                  (a) Indemnification by Parent. Parent agrees to indemnify each Shareholder and any agent or investment adviser thereof against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses of investigation) incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (i) any untrue or allegedly untrue statement of material fact contained in any Registration Statement, any prospectus or preliminary prospectus, or any amendment or supplement to any of the foregoing or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or a preliminary prospectus, in light of the circumstances then existing) not misleading, except in each case insofar as the same arise out of or are based upon, any such untrue statement or omission made in reliance on and in conformity with information with respect to such indemnified party furnished in writing to Parent by such indemnified party or its counsel expressly for use therein. Notwithstanding the foregoing provisions of this paragraph (a), Parent will not be liable to any Shareholder, any person who participates as an underwriter in the offering or sale of Shares or any other person, if any, who controls such holder or underwriter (within the meaning of the Securities Act), under the indemnity agreement in this paragraph (a) for any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense that arises out of such Shareholder's or other person's failure to send or give a copy of the final prospectus to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the


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      sale of the Shares to such person if such statement or omission was corrected in such final prospectus and Parent has previously furnished sufficient copies thereof to such Shareholder.

                  (b) Indemnification by Shareholders. In connection with the Registration Statement, each participating Shareholder will furnish to Parent in writing such information, including with respect to the name, address and the amount of Shares held by such Shareholder, as Parent reasonably requests for use in such Registration Statement or the related prospectus and agrees to indemnify and hold harmless Parent, all other participating holders of Common Stock, if any, or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling Persons (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in such Registration Statement or prospectus or any amendment or supplement to either of them or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances then existing) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to such Shareholder furnished in writing to Parent by such Shareholder or its counsel specifically for inclusion therein.

                  (c) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which


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      such indemnified party may claim indemnification or contribution pursuant to this Agreement (provided that failure to give such notification shall not affect the obligations of the indemnifying person pursuant to this
      Section 4 except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure). In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under these indemnification provisions for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation, unless in the reasonable judgment of any indemnified party a conflict of interest is likely to exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. The indemnifying party will not be subject to any liability for any settlement made without its consent (which will not be unreasonably withheld).

                  (d) Contribution. If the indemnification from the indemnifying party provided for in this Section 4 is unavailable to the indemnified party hereunder in respect of any losses, claims, damages,


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      liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) above, any legal and other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding.

                  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this
      Section 4, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public


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exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Shareholder shall be required to contribute any amount in excess of the amount by which the total price at which the Shares of such Shareholder were offered to the public (net of all underwriting discounts and commissions) exceeds the amount of any damages which such Shareholder has otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            5. Participation in Underwritten Registrations. No Shareholder may participate in any underwritten offering hereunder unless such Shareholder (i) agrees to sell his Shares on the basis provided in any underwriting arrangements approved by Parent in its reasonable discretion and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

            6. Rule 144. For a period of one year following the date of the completion of the IPO (as defined in the Purchase Agreement) (or such shorter period as may permit the sale of Shares under Rule 144 under the Securities Act without regard to the requirement of "current public information"), Parent covenants that it will file the reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the Securities and Exchange Commission ("SEC") thereunder (or, if Parent is not required to file such reports, it


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will, upon the request of any Shareholder make publicly available other information so long as necessary to permit sales under Rule 144 under the Securities Act), and it will take such further action as any Shareholder may reasonably request, all to the extent required from time to time to enable such Shareholder to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Shareholder, Parent will deliver to such Shareholder a written statement as to whether it has complied with such requirements.

            7. Future Demand Rights. In the event that after the date hereof Parent shall in connection with the acquisition of the assets, stock, business, operations, revenues or properties of any Person (as defined in the Purchase Agreement) agree in writing upon the written request of any Person (a "Seller") to effect the registration under the Securities Act of shares of Parent Common Stock delivered to such Seller as all or a part of the consideration paid by Parent therefor and having an aggregate fair market value at the time of such agreement equal to not less than $10 million, then Parent shall upon request of each Shareholder then beneficially owning Shares representing not less than 1% of the then outstanding shares of Parent Common Stock, or of such Shareholders as a group, as the case may be, effect the registration under the Securities Act of Shares then beneficially owned by them on the same terms, in the same proportionate amounts and subject to the same limitations, conditions, frequency, expiration and rights of Parent in connection therewith as are applicable to any such Seller; provided, however, that Parent shall not be required to effect the registration of


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any Shares that a Shareholder is not then authorized to sell under the terms of the Purchase Agreement.

            8. Remedies. Each Shareholder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.

            9.  Parties in Interest; No Third Party Beneficiaries.

            (a) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations of Parent and the Shareholders hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties.

            (b) This Agreement is not intended, nor shall it be construed, to confer any rights or remedies under or by reason of this Agreement upon any person except the parties hereto and their heirs, successors and permitted assigns.

            10. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior agreements, arrangements and understandings of the parties with respect to such subject matter.

            11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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            12. Headings. The section headings contained in this Agreement are for convenience only and shall not control or affect in any way the meaning or interpretation of the provisions of this Agreement.

            13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles of such jurisdiction.

            14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of delivery if personally delivered or telecopied (with confirmation of receipt), the next day, if delivered by nationally-recognized overnight express service, or five (5) days, if sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

            (a)   If to Parent to:

                  Asset Alliance Corporation
                  800 Third Avenue, 16th Floor
                  New York, N.Y. 10022
                  Telephone Number:  (212) 207-8786
                  Facsimile Number:  (212) 207-8785
                  Attn:  Arnold Mintz

                  with copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street, 31st Floor
                  Boston, Massachusetts  02108
                  Telephone Number:  (617) 573-4800
                  Facsimile Number:  (617) 573-4822
                  Attn:  Thomas A. DeCapo


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            (b)   If to Shareholders, to the addresses provided to Parent at the closing of the Purchase Agreement

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
      Agreement, on the day and year first above written.

                              ASSET ALLIANCE CORPORATION


                              By:  /s/ Arnold L. Mintz
                                   ----------------------------------
                                   Arnold L. Mintz
                                   Executive Vice President

      JMG CAPITAL MANAGEMENT, INC.


      By: /s/ Jonathan M. Glaser
          ------------------------------
          Name:  Jonathan M. Glaser
          Title: President

      PACIFIC CAPITAL MANAGEMENT, INC.


      By: /s/ Roger Richter
          ------------------------------
          Name:  Roger Richter
          Title: President


      /s/ Jonathan M. Glaser
      ------------------------------
      Jonathan M. Glaser


      /s/ Roger Richter
      ------------------------------
      Roger Richter


      /s/ Daniel A. David
      ------------------------------
      Daniel A. David